EXHIBIT 99.1
FOR IMMEDIATE RELEASE
June 2, 2008

FOR ADDITIONAL INFORMATION
Media	Investors
Tom Cuddy	Randy Hulen
Director, Communications	Director, Investor Relations
(219) 647-5581	(219) 647-5688
tcuddy@nisource.com	rghulen@nisource.com
NiSource Unit Announces Purchase of Sugar Creek Generating Facility
MERRILLVILLE, Ind. – NiSource Inc. (NYSE: NI) today announced that, on Friday May 30, 2008, its Northern Indiana Public Service Company (NIPSCO) subsidiary completed the purchase of the 535-megawatt Sugar Creek combined cycle gas turbine (CCGT) electric generating plant from Broadway Gen Funding LLC. The purchase price for the facility, which is located in West Terre Haute, Ind., was approximately $330 million.
The Indiana Utility Regulatory Commission (IURC) issued an order on May 28, 2008 granting NIPSCO a Certificate of Public Convenience and Necessity to acquire the Sugar Creek facility. NiSource President and Chief Executive Officer Robert C. Skaggs, Jr. said NiSource is pleased the IURC acted in a timely manner to authorize NIPSCO’s acquisition of the Sugar Creek facility. “The addition of this plant to NIPSCO’s generating portfolio represents a significant step forward in positioning the company to meet the increasing electricity demands of its customers in a safe, reliable and cost-effective manner for years to come,” Skaggs said.
The IURC’s May 28 order also addressed NIPSCO’s requests to defer certain costs associated with the purchase of the Sugar Creek facility and to implement a rate adjustment mechanism for purchased power costs. Although the order denied those requests, the Commission stated that the proposed rate treatment could be pursued within the context of an alternative regulatory plan (ARP), provided NIPSCO indicates its intent to do so within 10 days of the date of the IURC’s order.
“While clearly we would have preferred that the IURC had approved the rate treatment proposed by NIPSCO, we are encouraged by the Commission’s reference to the ARP process, and fully intend to avail ourselves of that opportunity,” Skaggs said.
Skaggs noted that the May 28 order’s ruling on the rate treatment proposed by the company will place near-term pressure on NIPSCO’s earnings and its ability to fully recover its purchased power costs under the so-called benchmark test established by a 2007 regulatory settlement. “In addition to pursuing the ARP regulatory process in a timely and responsible manner, our team will continue to proactively manage our Indiana operations so as to serve the interests of customers and shareholders alike. We expect to be successful in these efforts, and those underway all across NiSource, as we continue to execute on our Path Forward strategy,” Skaggs said.
Skaggs added that NiSource is maintaining its net operating earnings (non-GAAP) outlook of $1.25 to $1.35 per share for the 2008-2010 period. On a GAAP basis, for 2008, the lower end of the range for basic earnings from continuing operations is $1.23 per share due to transition costs associated with the amended IBM agreement. NiSource will provide a full business update when it reports second quarter results in early August of this year.
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NiSource Unit to Purchase Sugar Creek Generating Facility for $330 Million

About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the success of NiSource’s restructuring of its outsourcing agreement; actual operating experience of NiSource assets; the regulatory process; regulatory and legislative changes; changes in general economic, capital and commodity market conditions; and counter-party credit risk.
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